EXHIBIT 99.1

Remark Holdings Reports First Quarter 2018 Results

LAS VEGAS, NV - May 14, 2018 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, including Vegas.com, reported its financial results for the first quarter ended March 31, 2018.

Management Commentary
“Our first quarter financial and operating results were in line with our plan, and we remain well on track in laying the groundwork to achieve our forecast of consolidated revenue in excess of $120 million for the full year,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Our 2018 outlook reflects the solid progress we’re making in driving adoption and deployment of our AI technology across multiple sectors in China and Southeast Asia, as well our ongoing success in driving conversion and transaction revenues at our largest digital media property, Vegas.com.

“Our robust revenue forecast for 2018 is directly based on the agreements we’ve signed and the actual deployment steps we’re taking in conjunction with our clients on the ground. Our second quarter revenues will show an improvement over the first quarter both sequentially and year-over-year, with the bulk of the revenue growth from our AI business starting to advance in the third quarter as install volume accelerates.

“Looking ahead, we’re focused on efficiently leveraging our advanced AI technology to enable a broad range of applications across multiple sectors. Our business plan is designed to quickly support a stream of recurring, predictable and growing revenues as our products are installed. In addition, we remain well positioned to continue to generate strong growth at Vegas.com, as we leverage our investments in this premiere digital platform to build on its visibility and grow our audience.”

KanKan Artificial Intelligence Platform Three-Month Operational Highlights

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Continued to lay the groundwork to deploy KanKan’s AI-based facial recognition and behavior analysis technologies in more than 10,000 retail stores through a partnership with one of Southeast Asia’s largest retailers.

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Continued to build on relationships with major banking customers in China, while securing new contracts with a number of financial institutions for KanKan’s credit FinTech product, including CITIC Bank, Industrial Bank, Guangdong Development Bank, and China Minsheng Bank.

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Expanded KanKan AI products into two new verticals in China - retail (via a partnership with a leading luxury store group) and education (via a partnership with Shanghai Open University). Such contracts improve upon Remark’s already solid reputation in the country and provide new use cases for KanKan’s AI solutions.

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Completed its first project for Charoen Pokphand Group (CP Group), a state-of -the-art “war room,” which showcases the efficiency and strength of KanKan solutions, opening the door for potential new business.

Travel & Entertainment Segment Three-Month Operational Highlights

•	Show ticket volume and conversion of traffic increased 29.6% and 29%, respectively, during the first quarter of 2018 compared to the same period of 2017.

•	All top 20 show ticket sales days have occurred since November 24, 2017.

•	Record show ticket sales and consumption of show tickets in the month of March 2018.

Three Months Ended March 31st: 2018 compared to 2017

•	Revenue increased approximately 9% to $16.7 million, compared to $15.3 million.

•	Total cost and expense was $37.9 million, compared to $20.7 million. The increase was primarily due to non-cash charges related to early lease termination and employee stock compensation.

•	The increase in non-cash expense, partially offset by the increased revenue, resulted in an operating loss for the first quarter of 2018 of $21.2 million, compared to $5.4 million.

•	Adjusted EBITDA for the first quarter of 2018 was $(6.9) million, which includes the early lease termination charge of approximately $2.3 million.

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Net loss was $14.1 million, or $(0.43) per diluted share, compared to net loss of $25,000, or $0.00 per diluted share. Net loss for the first quarter of 2018 included an $8.6 million non-cash gain related to a change in the fair value of the company’s warrant liability, which occurred as a result of the decrease in the company’s stock price during the period. For the first quarter of 2017, the company recorded a $6.6 million gain related to the change in the fair value of the company’s warrant liability.

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At March 31, 2018, the cash and cash equivalents balance was $21.9 million, and total restricted cash was $11.7 million, bringing the total combined cash position to $33.5 million, compared to a total combined cash position of $34.3 million at December 31, 2017.

Subsequent Events
Chief Financial Officer Douglas Osrow will step down from his current position, effective May 15, 2018, to pursue other opportunities. Mr. Osrow will serve as a consultant to the company through the remainder of 2018 to ensure a successful transition for the eventual new Chief Financial Officer. In addition, the company’s board has formed a search committee and has initiated the search process to find a replacement.

“Doug has played an integral role in elevating Remark to its current position of strength,” added Mr. Tao. “We are grateful for his many efforts and contributions over the years, and we appreciate his commitment to stay on and ensure a seamless transition. On behalf of the entire Remark team, I wish Doug great success in his new endeavors.”

Mr. Osrow commented, “It has been a pleasure working at Remark for nearly the past five years, and I am proud to have been a part of the company’s transformation to where it is today.”

2018 Financial Outlook
The company reaffirmed its guidance regarding certain revenue and Adjusted EBITDA expectations.

For the year ending December 31, 2018, management expects to generate consolidated revenue in excess of $120 million, with the KanKan Artificial Intelligence Platform being the primary growth driver. For 2018, management expects KanKan to generate more than $50 million in gross revenue. The company’s forecast is directly based on the agreements it has signed and the actual deployment steps it’s currently taking in conjunction with its clients on the ground.

The company also reaffirmed its expectations for its travel & entertainment segment. Management expects to generate gross revenue of more than $375 million and revenue between approximately $70 million and $80 million, with an EBITDA margin approximating 12% to 15% of revenue, during 2018.

Conference Call Information
Mr. Tao and Remark Holdings' CFO Douglas Osrow will hold a conference call today (May 14, 2018) at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 888-394-8218
International Number: 323-701-0225
Conference ID: 263001

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company's website here.

A replay of the call will be available after 11:30 a.m. Eastern time on the same day through May 18, 2018.

Toll-Free Replay Number: 844-512-2921
International Replay Number: 412-317-6671
Replay ID: 263001

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) primarily focuses on the development and deployment of artificial-intelligence-based solutions for businesses in many industries. Additionally, the company owns and operates digital media properties that deliver relevant, dynamic content. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
Kai-Shing Tao or Douglas Osrow
Remark Holdings, Inc.
stao@remarkholdings.com or dosrow@remarkholdings.com
702-701-9514

Investor Relations Contact:
Matt Glover or Tom Colton
Liolios Group, Inc.
MARK@liolios.com
949-574-3860

[Tables to follow]

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$21,851	$22,632
Restricted cash	9,409	11,670
Trade accounts receivable	4,549	3,673
Prepaid expense and other current assets	6,117	5,518
Notes receivable, current	100	290
Total current assets	42,026	43,783
Restricted cash	2,250	—
Notes receivable	100	100
Property and equipment, net	13,423	13,387
Investment in unconsolidated affiliate	1,030	1,030
Intangibles, net	22,667	23,946
Goodwill	20,110	20,099
Other long-term assets	1,200	1,192
Total assets	$102,806	$103,537

Liabilities and Stockholders’ Equity
Accounts payable	$25,266	$17,857
Accrued expense and other current liabilities	13,205	16,679
Deferred merchant booking	10,811	9,027
Contract liability	7,641	5,807
Note payable	3,000	3,000
Current maturities of long-term debt, net of unamortized discount and debt issuance cost at December 31, 2017	11,500	38,085
Total current liabilities	71,423	90,455
Long-term debt, less current portion and net of unamortized discount and debt issuance cost	26,908	—
Warrant liability	20,652	89,169
Other liabilities	5,033	3,501
Total liabilities	124,016	183,125

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 32,843,399 and 28,406,026 shares issued and outstanding; each at March 31, 2018 and December 31, 2017, respectively	33	28
Additional paid-in-capital	292,152	220,117
Accumulated other comprehensive income	313	115
Accumulated deficit	(313,708)	(299,848)
Total stockholders’ equity (deficit)	(21,210)	(79,588)
Total liabilities and stockholders’ equity	$102,806	$103,537

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue	16,724	15,299

Cost and expense
Cost of revenue (excluding depreciation and amortization)	4,032	2,664
Sales and marketing	6,895	5,875
Technology and development	902	908
General and administrative	23,317	8,326
Depreciation and amortization	2,718	2,861
Other operating expense	66	45
Total cost and expense	37,930	20,679

Operating loss	(21,206)	(5,380)
Other income (expense)
Interest expense	(1,406)	(1,018)
Other income, net	11	19
Change in fair value of warrant liability	8,610	6,569
Other loss	(31)	(31)
Total other income, net	7,184	5,539

Income (loss) before income taxes	(14,022)	159
Provision for income taxes	(31)	(184)
Net loss	(14,053)	(25)
Other comprehensive income (loss)
Foreign currency translation adjustments	198	(24)
Comprehensive loss	(13,855)	(49)

Weighted-average shares outstanding, basic and diluted	32,395	22,468
Net loss per share, basic and diluted	(0.43)	—